Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Completes Redemption of All Warrants

Marlton, NJ - November 29, 2007 - Hill International (Nasdaq:HINT), the worldwide construction consulting firm, announced today that it has completed the previously announced redemption of its warrants that traded under the ticker symbol HINTW. The redemption date for the warrants was November 23, 2007.

There were originally 13,600,000 warrants issued in connection with the June 2004 initial public offering of Arpeggio Acquisition Corp., a specified purpose acquisition corporation that merged with Hill in June 2006. Each warrant entitled the holder to purchase from Hill one share of the company’s common stock at an exercise price of $5.00. Prior to redemption, a total of 13,575,601 warrants were exercised, equal to approximately 99.82% of all warrants originally issued. The remaining 24,399 warrants were cancelled at redemption and the holders of those warrants will be paid the sum of $0.01 per warrant.

Hill received total proceeds from all warrant exercises of approximately $67,900,000. As of November 29, 2007, there are approximately 38,500,000 shares of Hill’s common stock issued and outstanding.

“We have significantly strengthened Hill’s cash position and net worth. This capital infusion will allow us to continue to pursue our strategic growth objectives and continue to build the long-term value of our company,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer.

Hill International, with 1,500 employees in 70 offices worldwide, provides program management, project management, construction management, and construction claims services. Engineering News-Record magazine recently ranked Hill as the 10th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

This press release may include certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, overall economic and market conditions, competitors’ and clients’ actions, and other conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in Hill’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by Hill is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and Hill does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.

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